REGISTER.COM SALE TO VECTOR CAPITAL Q&A
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Q:   IS THIS A POSITIVE DEVELOPMENT FOR THE COMPANY?
A: Yes, this is a very positive development for our shareholders, our customers and our employees. The Company commenced a process on June 20, 2005 where the Company's board sought to maximize shareholder value. Not only do we believe that the Company has found a deal that is the in best interests of the shareholders, we also believe that we've found an owner in Vector Capital that shares the Company's goals of improving our operating performance and competitive position.

Q:   WHO IS VECTOR? WHAT ARE THEIR PLANS FOR REGISTER.COM?
A: Vector Capital is a San Francisco-based private equity firm that has a proven track record of success in helping companies like ours develop alternative strategies to revitalize growth and sustain success. It is widely recognized for the successful turnaround of Corel Corporation, and it recently acquired WinZip Computing. Vector specializes in buyouts, spinouts and recapitalizations of technology businesses and focuses on partnering with management teams of its portfolios companies to improve their competitive standings and enhance their value for employees, customers and shareholders. Vector spent the last several weeks with our management team diving deep into all aspects of our company, including our products, services, technology, people and customers to better understand the opportunities and challenges we face going forward.

Q:   DOES THIS DEAL REQUIRE STOCKHOLDER APPROVAL?
A: Yes. This approval will be sought at a special meeting of the stockholders which we expect to occur in the 4th quarter of 2005. The deal will require the approval of a majority of the stockholders.

Q:   ARE YOU AND VECTOR CONFIDENT THAT SHAREHOLDERS WILL APPROVE THE DEAL?
A: Yes. We believe that when our shareholders consider the Vector offer, which provides a considerable premium over the stock price at the time of the offer, they will recognize a great opportunity to maximize the value of their shares.

Q:   DOES VECTOR PLAN TO MAKE ANY MANAGEMENT CHANGES?
A: Vector currently has no specific plan to make any management changes. They have expressed confidence in our management and look forward to working with us. Once the deal closes, we will work closely with the Vector team to assess the skill set and talent required to enhance the performance of the company.

Q: HOW MUCH WILL MANAGEMENT POTENTIALLY MAKE AS A RESULT OF THE SALE OF THE COMPANY?
A: Under any scenario, management will be offered the same per share price of $7.81 for any shares and in the money options held by management, which is the same price offered to all other stockholders.


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Q:   HOW DID YOU GET TO THE AMOUNT OF $7.81 PER SHARE?
A: As you know, the Company ran a full process and spoke to several potential buyers and $7.81 was the highest final offer received by the company.

Q:   HOW DOES THIS SALE IMPACT THE OFFER MADE BY BARINGTON?
A: The Company ran a full process and spoke to several potential buyers, including Barington and its affiliates and Vector Capital's purchase price of $7.81 was the highest final offer.

Q:   WHAT WILL HAPPEN TO OUTSTANDING STOCK OPTIONS?
A: Under the terms of the deal with Vector Capital all unvested stock options will accelerate immediately prior to the closing of the transaction (expected to be some time in mid to late Q4 2005) and any options that are in the money will be cashed out at such time (less the exercise price). In the money options are any options that have an exercise price of less than $7.81 per share. All options that have an exercise of $7.81 or higher will be cancelled.

Q.   WHAT HAPPENS TO OUR EMPLOYEE BENEFITS?
A. At this point, your current benefits will remain in place. After the closing, we and Vector will fully review all aspects of our benefits program to determine whether any refinements would make sense.

Q:   WHAT WILL DETERMINE THE DATE OF CLOSING? WHEN WILL WE FIND OUT?
A: We expect the sale to close sometime from mid to late Q4 2005. Some of the steps leading up to the closing are filing a proxy statement and holding the special meeting of the shareholders. You will be kept apprised of any scheduled closing date when it is determined.


Q:   WILL THERE BE A LAYOFF PRIOR TO THE SALE?
A: We do not anticipate any major changes prior to the closing of the sale. But regardless of this transaction, we will continue to review how the company is operating and take whatever steps are required and appropriate given the environment and our performance. After the closing, we and Vector will finalize our strategy for going forward and will take the appropriate next steps to ensure continued high quality customer service and to revitalize the company. The Company has put into place change in control severance programs for employees who are not already covered by retention programs or who do not have contractual or statutory severance provisions in the event of a termination.


Q:   IS THIS GOING TO HURT THE COMPANY'S FINANCIAL POSITION?
A: Our business has historically generated cash and we do not expect that to change after the closing of the sale to Vector. In addition, Vector Capital is a $600+


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     million private equity firm and as a portfolio company, we will have access to those resources if need be.

Q:   WILL WE STILL BE A PUBLICLY TRADED COMPANY AFTER THE SALE TO VECTOR?
A: No, after the sale to Vector we will once again become a private entity enabling us to focus all our attention and energy on our employees, customers and innovations as the time, costs and distractions of meeting the requirements of a public company will be lifted.

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